CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                                 ADVISOR'S FUND



We, John D. Cleland, President, and Amy J. Lee, Secretary, of Advisor's Fund, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that by unanimous written consent of the Board of Directors of said corporation, dated the 9th day of September, 1998, the board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring its advisability:

                                    RESOLVED

The Board of Directors of Advisor's Fund recommends that the Articles of Incorporation be amended by deleting the first paragraph of Article Fourth and by inserting, in lieu thereof, the following new first paragraph of Article
Fourth:

FOURTH: The corporation shall have authority to issue an indefinite number of shares of common stock without par value or stated capital. The board of directors of the Corporation is expressly authorized to cause additional shares of capital stock of the Corporation to be issued in one or more additional series or classes as may be established from time to time by setting or changing in one or more respects the designations, preferences, conversion or other rights, voting powers, qualifications, dividend or other limitations or restrictions of such shares of stock and to increase or decrease the number of shares so authorized to be issued in any such series or class.

We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said corporation this ____ day of September, 1998.


                                    ------------------------------------
                                          John D. Cleland, President


                                    ------------------------------------
                                          Amy J. Lee, Secretary

STATE OF KANSAS         )
                        ) ss.
COUNTY OF SHAWNEE )


BE IT REMEMBERED, that before me, ____________________, a Notary Public in and for the aforesaid county and state, personally appeared John D. Cleland, President and Amy J. Lee, Secretary, of Advisor's Fund who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledged the execution of the same this ______ day of September, 1998.


                                          ------------------------------
                                          Notary Public


My Commission Expires:




PLEASE SUBMIT THIS DOCUMENT IN DUPLICATE, WITH $20 FILING FEE TO:

                               Secretary of State
                            2nd Floor, State Capitol
                              Topeka, KS 66612-1594
                                 (785) 296-4564